                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2021 Results; Provides 2022 Outlook

Net Sales Increased 11.1%, or 8.4% Organic in Fourth Quarter and 7.1%, or 3.7% Organic in Fiscal 2021
Operating Income Increased 53% for the Fourth Quarter and 36% for the Fiscal Year
Completes Project Fuel with Total Cumulative Gross Savings of ~$280 million
Initiates Fiscal 2022 Outlook for growth in Organic Net Sales, Adjusted EPS and Adjusted EBITDA
Announces intent to repurchase approximately $300 million in common shares over the next three fiscal years

Shelton, Conn - November 11, 2021 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2021 and fiscal year ended September 30, 2021 and provided its financial outlook for fiscal 2022.

Executive Summary
•Net sales were $543.2 million in the fourth quarter of fiscal 2021, an increase of 11.1% compared to the prior year quarter, and $2,087.3 million for the full year, an increase of 7.1% compared to the prior year.
•Organic net sales increased 8.4% for the quarter and 3.7% for the full year. (Organic basis excludes the impact from the sale of the Infant and Pet Care business, the acquisition of Cremo Holding Company, LLC, and the translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.80 for the fourth quarter and $2.12 for fiscal year 2021.
•Adjusted EPS were $1.01 for the fourth quarter and $3.02 for the full year.
•The Company ended the fiscal fourth quarter with $479.2 million of cash on hand, access to an undrawn $425.0 million credit facility and a net debt leverage ratio of 2.1 times.

The Company reports and forecasts results on a GAAP and Non-GAAP basis and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“We had a strong finish to our fiscal year with a fourth quarter organic sales increase of over 8% and an operating income increase of over 50%. Our top-line strength was broad based, with growth in both our North America and International markets, as well as across all segments, said Rod Little, Edgewell’s President and Chief Executive Officer.

“A year ago, we launched our new growth strategy and our full year performance is clear evidence of the progress we have made. This is a testament to our team members who have executed with excellence in a challenging environment, as we made meaningful investments in our brands and products, launched innovation and increased digital engagement. This resulted in organic net sales growth of nearly 4% for the fiscal year, gross margin accretion and meaningful increases in adjusted EBITDA and EPS.” Mr. Little continued.

“Looking to fiscal 2022, we are encouraged by the improving demand environment, but also face a challenging marketplace, with on-going supply chain disruptions and significant cost inflation. Against this backdrop, we feel confident in our ability to sustain top-line growth with continued progress on the key strategic priorities that support our long-term strategy. We will continue to invest in our brands and capabilities while accelerating our productivity and efficiency efforts to drive adjusted EPS and EBITDA growth. The fundamental strength of our performance, our confidence in the ongoing free cash flow profile of our business, and our commitment to a disciplined and balanced approach to capital allocation, collectively supports our ambition to repurchase $300 million of common stock over the next three fiscal years.”

Fiscal 4Q 2021 Operating Results (Unaudited)
Net sales were $543.2 million in the quarter, an increase of 11.1%. Excluding an $11.1 million positive impact from the Cremo acquisition and a $2.2 million positive impact from currency movements, organic net sales increased 8.4% . North America organic net sales increased 11.0% driven by strong growth in Sun Care and Grooming, Women’s Systems, Disposables and Feminine Care. International organic net sales increased 5.6%, driven by growth in Sun Care and Women’s Systems.
Gross profit was $244.8 million, as compared to $222.1 million in the prior year period. Gross margin as a percent of net sales was 45.1%, a decrease of 30 basis points as compared to the prior year period. Adjusted gross margin percentage decreased 30 basis points compared to the prior year period, as the benefit of gross savings from Project Fuel, product mix and pricing were more than offset by higher commodity and supply chain costs, as well as the previously communicated impact from Japan returns, ahead of the Hydro brand relaunch.
Advertising and sales promotion expense ("A&P") was $50.0 million, or 9.2% of net sales, as compared to $60.6 million, or 12.4% of net sales in the prior year period. The decreased spending in the quarter was in line with expectations and reflects the timing of new product launches and marketing campaign executions. Digital spending represented over 60% of overall advertising spend in the quarter.
Selling, general and administrative expense ("SG&A") was $107.2 million, or 19.7% of net sales, as compared to $101.0 million, or 20.7% of net sales in the prior year period. Adjusted SG&A, which excludes restructuring charges and acquisition and integration costs, was essentially flat with the prior year period as a percent of net sales, with the benefit of sales leverage in the current quarter and gross Project Fuel savings partly offset by the impact of Cremo overhead costs and higher incentive costs, some of which were one-time in nature.
The Company recorded pre-tax restructuring and other non-recurring expenses of $16.9 million in the quarter in support of Project Fuel and business development and integration efforts, consisting largely of severance and outplacement, IT enablement and consulting costs.
Operating income was $63.2 million compared to $41.3 million in the prior year, an increase of 53%. Adjusted operating income was $80.1 million in the quarter, compared to $56.8 million in the prior year period, with adjusted operating profit margin increasing 310 basis points as a percentage of net sales.
GAAP net earnings for the quarter were $44.1 million or $0.80 per share compared to $21.0 million or $0.38 per share in the fourth quarter of fiscal 2020. Adjusted net earnings in the quarter were $55.7 million or $1.01 per share, as compared to $32.6 million or $0.59 per share in the prior year period. The increase in adjusted net earnings was driven by higher adjusted operating income and a lower effective tax rate. Adjusted EBITDA was $102.3 million compared to $80.3 million in the prior year period.

Project Fuel
Project Fuel was an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018 and completed at the end of fiscal 2021. The project addressed all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key business processes.
Fiscal fourth quarter 2021 Project Fuel related gross savings were approximately $15 million, bringing final cumulative gross savings for the project to approximately $280 million. The savings generated have been used to fuel investments and brand building in strategic growth initiatives, mitigate operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company incurred one-time pre-tax charges of approximately $164 million through the end of the 2021 fiscal year.

Fiscal 4Q 2021 Operating Segment Results (Unaudited)
The following is a summary of fourth quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables and Shave Preps)
Wet Shave net sales increased $12.4 million, or 3.8%. Organic net sales increased $11.8 million or 3.6%, driven by on-going growth in Women’s shave, both branded and private label, and higher consumption across the full category. By region, North America organic net sales increased 3% while International markets increased 4.2%. Wet Shave segment profit increased $15.2 million, or 23.7%, driven by higher sales and gross profit, as well as lower A&P spending.
Sun and Skin Care (Sun Care, Wipes, Bulldog, Cremo and Jack Black)
Sun and Skin Care net sales increased $35.1 million, or 37.9%. Organic net sales increased $22.8 million, or 24.6%. The increase in organic net sales was primarily driven by Sun Care growth of 56%, reflecting increased consumption and market share gains in the U.S., and Men’s Grooming, which increased 20.8%, including strong September sales from Cremo and accelerated growth from Jack Black. Wet Ones organic net sales decreased 6.2% in the quarter. Sun and Skin Care segment profit increased $11.1 million, driven by increased volumes and higher gross margin, partly offset by higher A&P spending.
Feminine Care (Tampons, Pads and Liners)
Feminine Care net sales increased $6.9 million, or 9.9%. Organic net sales increased $6.5 million, or 9.4%, driven by increased consumption and market share growth in Tampons. Feminine Care segment profit increased $0.2 million, or 2.2%.

Fiscal 2021 Operating Results (Unaudited)
Net sales were $2,087.3 million in fiscal 2021, an increase of 7.1%. Excluding the impact of the Cremo acquisition, the divestiture of the Infant and Pet Care business and currency movements, organic net sales increased 3.7%. The increase in organic net sales was largely driven by improving consumption across all categories and strong growth in Sun Care, Women’s Shave and Men’s Grooming. By region, organic net sales increased in North America by 5.2% and in International markets by 1.4%.
Gross Margin was $950.1 million compared to $880.9 in the prior year. Gross profit as a percent of net sales was 45.5%. Adjusted gross margin as a percent of net sales increased by 30 basis points, driven by gross savings from Project Fuel and favorable price and promotion, partially offset by rising commodity and supply chain costs and higher obsolescence charges.
A&P was $241.5 million or 11.6% of net sales, up $25.3 million from the prior year. A&P as a percent of net sales was 11.1% for the prior year. The increase in A&P was primarily driven by increased investments to support critical commercial efforts, including; the Schick Hydro relaunch, Stubble Eraser innovation, and Skintimate and Sun Care in-season support.
SG&A was $391.2 million, or 18.7% of net sales, including $22.0 million of intangibles amortization. Adjusted SG&A as a percent of net sales was 18.0%, a decrease of 30-basis points compared to the prior year, as stronger cost control and the benefit of sales leverage more than offset investments made in increased talent and capabilities and unfavorable foreign currency fluctuations.
Operating income was $238.8 million compared to $176.0 million in the prior year, an increase of 36%. Adjusted operating income was $278.4 million, compared to $258.5 million in the prior year period, with adjusted operating profit margin flat with the prior year.
The effective tax rate for fiscal 2021 was 19.8% as compared to 22.6% in the prior year. The adjusted effective tax rate for fiscal 2021 was 21.2%, down from the prior year period adjusted tax rate of 22.5%. The fiscal 2021 effective tax rate reflects a more favorable mix of foreign earnings while fiscal 2020 includes the unfavorable impact of the sale of Infant and Pet Care business.
GAAP Net earnings in fiscal 2021 were $117.0 million or $2.12 per share, compared to $67.6 million or $1.24 per share in fiscal 2020. Adjusted net earnings were $166.7 million or $3.02 per share, compared to $148.8 or $2.73 per share in fiscal 2020.
Net cash from operating activities was $229.0 million for fiscal 2021, as compared to $232.6 million for the prior year. The slight decrease in fiscal 2021 was primarily a result of net cash outflow from working capital in the current period compared to an inflow from working capital changes in the prior year period, partially offset by improved earnings compared to the prior year period.

Capital Allocation
On November 4, 2021, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the fourth fiscal quarter. The dividend is payable January 6, 2022 to stockholders of record as of the close of business on December 3, 2021.
During fiscal 2021, the Company completed repurchases of 250,000 shares for a cost of $9.2 million. The Company has 9.75 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
As a part of the Company’s capital allocation strategy the Company plans to implement a more consistent approach to share repurchases and intends to repurchase approximately $300 million in EPC common shares over the next three fiscal years. Additionally, the Company intends to enter into a Rule 10b5-1 trading plan to facilitate the repurchase of its common shares in accordance with this share repurchase program.

Full Fiscal Year 2022 Financial Outlook

The Company is providing the following outlook assumptions for fiscal 2022:

•Reported net sales to increase low-single digits
◦Includes: 110 basis-point negative impact from currency translation
•Organic sales to increase low-single digits
•GAAP EPS in the range of $2.73 to $3.01
◦Includes: Restructuring charges* of $17 million and Sun Care Monograph costs of approximately $2 million
•Adjusted EPS in the range of $2.98 to $3.26
◦The EPS outlook includes an assumption that share repurchases will offset dilution only.
•Adjusted EBITDA in the range of $365 to $385 million
•Adjusted effective tax rate to be in the range of 22% to 23%
•Capital expenditures approximately 3.0% of net sales
•Free cash flow expected to be approximately 100% of GAAP net earnings

* In Fiscal 2022, the Company will take specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency. As a result of these actions, we expect to incur one-time charges of approximately $17 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,900 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 pandemic), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 20, 2020.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs, cost of early retirement of long-term debt, Sun Care reformulation costs, the UK tax rate increase, incremental pandemic charges, business evaluation costs, and the gain on sale of the Infant and Pet Care business. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2022 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency, acquisitions, and divestitures. This information is provided because these types of fluctuations can distort the underlying change in net sales and segment profit either positively or negatively.
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, cost of early retirement of long term debt, Sun Care reformulation costs, the UK tax rate increase, COVID-19 expenses, the gain on sale of the Infant and Pet Care business, and advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020

Net sales	$543.2	$488.8	$2,087.3	$1,949.7
Cost of products sold	298.4	266.7	1,137.2	1,068.8
Gross profit	244.8	222.1	950.1	880.9

Selling, general and administrative expense	107.2	101.0	391.2	408.8
Advertising and sales promotion expense	50.0	60.6	241.5	216.2
Research and development expense	15.2	15.2	57.8	55.3
Restructuring charges	9.2	4.0	20.8	24.6
Operating income	63.2	41.3	238.8	176.0
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)
Interest expense associated with debt	16.8	17.5	67.9	61.2
Cost of early retirement of long-term debt	—	—	26.1	26.2
Other (income) expense, net	(1.0)	(0.4)	(1.2)	5.4
Earnings before income taxes	47.4	24.2	146.0	87.3
Income tax provision	3.3	3.2	29.0	19.7
Net earnings	$44.1	$21.0	$117.0	$67.6

Earnings per share:
Basic net earnings per share	$0.81	$0.39	2.15	1.25
Diluted net earnings per diluted share	0.80	0.38	2.12	1.24

Weighted-average shares outstanding:
Basic	54.4	54.4	54.4	54.3
Diluted	55.4	54.8	55.2	54.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2021	September 30, 2020
Assets
Current assets
Cash and cash equivalents	$479.2	$364.7
Trade receivables, less allowance for doubtful accounts	150.7	158.8
Inventories	345.7	314.1
Other current assets	160.1	146.0
Total current assets	1,135.7	983.6
Property, plant and equipment, net	362.6	370.9
Goodwill	1,162.8	1,159.7
Other intangible assets, net	906.4	928.1
Other assets	107.1	98.6
Total assets	$3,674.6	$3,540.9

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$—
Notes payable	26.5	21.1
Accounts payable	209.5	181.9
Other current liabilities	300.8	307.5
Total current liabilities	536.8	510.5
Long-term debt	1,234.2	1,237.9
Deferred income tax liabilities	129.0	102.5
Other liabilities	190.3	257.1
Total liabilities	2,090.3	2,108.0
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,631.1	1,631.8
Retained earnings	865.7	782.4
Common shares in treasury at cost	(776.3)	(790.4)
Accumulated other comprehensive loss	(136.9)	(191.6)
Total shareholders' equity	1,584.3	1,432.9
Total liabilities and shareholders' equity	$3,674.6	$3,540.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2021	2020
Cash Flow from Operating Activities
Net earnings	$117.0	$67.6
Depreciation and amortization	87.1	88.8
Share-based compensation expense	27.3	19.2
Deferred income taxes	9.6	(2.9)
Deferred compensation payments	(9.3)	(8.7)
Loss on sale of assets	0.9	2.3
Gain on sale of Infant and Pet Care business	—	(4.1)
Cost of early retirement of long-term debt	26.1	26.2
Other, net	(2.8)	1.0
Changes in current assets and liabilities used in operations	(26.9)	43.2
Net cash from operating activities	229.0	232.6

Cash Flow from Investing Activities
Capital expenditures	(56.8)	(47.7)
Acquisitions, net of cash acquired	(0.3)	(233.6)
Proceeds from sale of Infant and Pet Care business	7.5	95.8
Cost method investment	—	(13.8)
Collection of deferred purchase price from accounts receivable sold	2.6	4.3
Other, net	(1.7)	(1.4)
Net cash used by investing activities	(48.7)	(196.4)

Cash Flow from Financing Activities
Cash proceeds from the issuance of Senior Notes due 2029	500.0	—
Cash payments on Senior Notes due 2022	(500.0)	—
Cash proceeds from the issuance of Senior Notes due 2028	—	750.0
Cash payments on Senior Notes due 2021	—	(600.0)
Cash proceeds from debt with original maturities greater than 90 days	—	50.0
Cash payments on debt with original maturities greater than 90 days	—	(167.0)
Net increase (decrease) debt with original maturities of 90 days or less	4.2	3.0
Debt issuance costs for the Revolving Credit Facility	—	(3.6)
Debt issuance costs for Senior Notes due 2029	(6.5)	—
Debt issuance costs for Senior Notes due 2028	—	(11.7)
Cost of early retirement of long-term debt	(26.1)	(26.2)
Dividends paid	(25.6)	—
Employee shares withheld for taxes	(4.2)	(2.0)
Repurchase of shares	(9.2)	—
Net increase (decrease) from activity for the Accounts Receivable Facility	2.4	(11.2)
Other, net	(0.4)	—
Net cash used by financing activities	(65.4)	(18.7)

Effect of exchange rate changes on cash	(0.4)	5.6

Net increase in cash and cash equivalents	114.5	23.1
Cash and cash equivalents, beginning of period	364.7	341.6
Cash and cash equivalents, end of period	$479.2	$364.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, other charges such as restructuring and integration costs, cost of early debt retirements, Sun Care reformulation costs, incremental pandemic expenses, the gain on the sale of Infant care business, business evaluation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Net Sales
Wet Shave	$339.2	$326.8	$1,215.9	$1,162.3
Sun and Skin Care	127.6	92.5	585.3	462.0
Feminine Care	76.4	69.5	286.1	298.6
All Other	—	—	—	26.8
Total net sales	$543.2	$488.8	$2,087.3	$1,949.7

Segment Profit
Wet Shave	$79.4	$64.2	$221.0	$206.2
Sun and Skin Care	12.3	1.2	98.7	69.1
Feminine Care	9.1	8.9	37.2	52.3
All Other	—	—	—	3.1
Total segment profit	100.8	74.3	356.9	330.7
General corporate and other expenses	(15.3)	(13.0)	(56.5)	(54.9)
Restructuring and related costs	(12.0)	(7.3)	(30.1)	(38.1)
Acquisition and integration planning costs	(3.8)	(7.8)	(8.4)	(39.8)
Cost of early retirement of long-term debt	—	—	(26.1)	(26.2)
Sun Care reformulation costs	(1.1)	—	(1.1)	—
Gain on sale of Infant and Pet Care business	—	—	—	4.1
COVID-19 expenses	—	(0.4)	—	(4.3)
Feminine and Infant Care evaluation costs	—	—	—	(0.3)
Amortization of intangibles	(5.4)	(4.6)	(22.0)	(17.3)
Interest and other expense, net	(15.8)	(17.0)	(66.7)	(66.6)
Total earnings before income taxes	$47.4	$24.2	$146.0	$87.3
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$244.8	$107.2	$63.2	$47.4	$3.3	$44.1	$0.80
Restructuring and related charges	0.3	2.5	12.0	12.0	3.2	8.8	0.16
Acquisition and integration costs	—	3.8	3.8	3.8	0.9	2.9	0.05
Sun Care reformulation costs	1.1	—	1.1	1.1	0.3	0.8	0.01
UK tax rate increase	—	—	—	—	0.9	(0.9)	(0.01)
Total Adjusted Non-GAAP	$246.2	$100.9	$80.1	$64.3	$8.6	$55.7	$1.01

GAAP as a percent of net sales	45.1%	19.7%	11.6%	GAAP effective tax rate		7.0%
Adjusted as a percent of net sales	45.3%	18.6%	14.7%	Adjusted effective tax rate		13.4%

Year Ended September 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$950.1	$391.2	$238.8	$146.0	$29.0	$117.0	$2.12
Restructuring and related charges	0.6	8.7	30.1	30.1	7.5	22.6	0.41
Acquisition and integration costs	1.3	7.1	8.4	8.4	2.1	6.3	0.12
Sun Care reformulation costs	1.1	—	1.1	1.1	0.3	0.8	0.01
Cost of early retirement of long term debt	—	—	—	26.1	6.4	19.7	0.36
UK tax rate increase	—	—	—	—	(0.3)	0.3	—
Total Adjusted Non-GAAP	$953.1	$375.4	$278.4	$211.7	$45.0	$166.7	$3.02

GAAP as a percent of net sales	45.5%	18.7%	11.4%	GAAP effective tax rate		19.8%
Adjusted as a percent of net sales	45.7%	18.0%	13.3%	Adjusted effective tax rate		21.2%

Quarter Ended September 30, 2020
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$222.1	$101.0	$41.3	$24.2	$3.2	$21.0	0.38
Restructuring and related charges	—	3.3	7.3	7.3	1.8	5.5	0.10
Acquisition and integration costs	0.6	7.2	7.8	7.8	1.9	5.9	0.11
COVID-19 expenses	0.4	—	0.4	0.4	0.2	0.2	—
Total Adjusted Non-GAAP	$223.1	$90.5	$56.8	$39.7	$7.1	$32.6	$0.59

GAAP as a percent of net sales	45.4%	20.7%	8.4%	GAAP effective tax rate		13.2%
Adjusted as a percent of net sales	45.6%	18.5%	11.6%	Adjusted effective tax rate		17.9%

Year Ended September 30, 2020
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$880.9	$408.8	$176.0	$87.3	$19.7	$67.6	$1.24
Restructuring and related charges	0.2	13.3	38.1	38.1	8.7	29.4	0.54
Acquisition and integration costs	0.6	39.2	39.8	39.8	9.7	30.1	0.56
COVID-19 expenses	4.3	—	4.3	4.3	1.1	3.2	0.06
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.3	0.1	0.2	—
Cost of early debt retirement	—	—	—	26.2	6.4	19.8	0.36
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)	(2.6)	(1.5)	(0.03)
Total Adjusted Non-GAAP	$886.0	$356.0	$258.5	$191.9	$43.1	$148.8	$2.73

GAAP as a percent of net sales	45.2%	21.0%	9.0%	GAAP effective tax rate		22.6%
Adjusted as a percent of net sales	45.4%	18.3%	13.3%	Adjusted effective tax rate		22.5%
(1)EBIT is defined as Earnings (loss) before income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of disposition includes the sale of the Infant and Pet Care business included in All Other. The impact of acquisitions includes the operations of Cremo which was acquired in September 2020. The following tables present changes in net sales and segment profit for the fourth quarter and fiscal year 2021, as compared to the corresponding period in the prior year.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q4 '20	$326.8		$92.5		$69.5		$—		$488.8
Organic	11.8	3.6%	22.8	24.6%	6.5	9.4%	—	—%	41.1	8.4%
Impact of acquisition	—	—%	11.1	12.0%	—	—%	—	—%	11.1	2.3%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	0.6	0.2%	1.2	1.3%	0.4	0.5%	—	—%	2.2	0.4%
Net Sales - Q4 '21	$339.2	3.8%	$127.6	37.9%	$76.4	9.9%	$—	—%	$543.2	11.1%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '20	$1,162.3		$462.0		$298.6		$26.8		$1,949.7
Organic	26.6	2.3%	59.0	12.8%	(13.5)	(4.5)%	—	—%	72.1	3.7%
Impact of acquisition	—	—%	56.0	12.1%	—	—%	—	—%	56.0	2.9%
Impact of disposition	—	—%	—	—%	—	—%	(26.8)	(100.0)%	(26.8)	(1.4)%
Impact of currency	27.0	2.3%	8.3	1.8%	1.0	0.3%	—	—%	36.3	1.9%
Net Sales - FY '21	$1,215.9	4.6%	$585.3	26.7%	$286.1	(4.2)%	$—	(100.0)%	$2,087.3	7.1%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q4 '20	$64.2		$1.2		$8.9		$—		$74.3
Organic	15.3	23.8%	7.7	641.7%	0.1	1.1%	—	—%	23.1	31.1%
Impact of acquisition	—	—%	3.2	266.7%	—	—%	—	—%	3.2	4.3%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	(0.1)	(0.1)%	0.2	16.6%	0.1	1.1%	—	—%	0.2	0.3%
Segment Profit - Q4 '21	$79.4	23.7%	$12.3	925.0%	$9.1	2.2%	$—	—%	$100.8	35.7%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '20	$206.2		$69.1		$52.3		$3.1		$330.7
Organic	8.9	4.3%	19.2	27.8%	(15.7)	(30.0)%	—	—%	12.4	3.7%
Impact of acquisition	—	—%	8.9	12.9%	—	—%	—	—%	8.9	2.7%
Impact of disposition	—	—%	—	—%	—	—%	(3.1)	(100.0)%	(3.1)	(0.9)%
Impact of currency	5.9	2.9%	1.5	2.1%	0.6	1.1%	—	—%	8.0	2.4%
Segment Profit - FY '21	$221.0	7.2%	$98.7	42.8%	$37.2	(28.9)%	$—	(100.0)%	$356.9	7.9%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Net earnings	$44.1	$21.0	$117.0	$67.6
Income tax provision	3.3	3.2	29.0	19.7
Interest expense, net	16.8	17.3	67.8	60.7
Depreciation and amortization	21.2	23.3	87.1	88.8
EBITDA	$85.4	$64.8	$300.9	$236.8

Restructuring and related costs	12.0	7.3	30.1	38.1
Acquisition and integration costs	3.8	7.8	8.4	39.8
Cost of early retirement of long-term debt	—	—	26.1	26.2
Sun Care reformulation	1.1	—	1.1	—
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)
COVID-19 expenses	—	0.4	—	4.3
Feminine and Infant Care evaluation costs	—	—	—	0.3
Adjusted EBITDA	$102.3	$80.3	$366.6	$341.4

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2022 results:

Adjusted EPS Outlook
Fiscal 2022 GAAP EPS		$2.73 - $3.01

Restructuring and related costs	approx.	0.31
Monograph charges	approx.	0.02
Income taxes(1)	approx.	(0.08)

Fiscal 2022 Adjusted EPS Outlook (Non-GAAP)		$2.98 - $3.26
(1)Income tax effect of the adjustments to Fiscal 2022 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2022 GAAP Net Income	approx.	$145 - $165
Income tax provision	approx.	45
Interest expense, net	approx.	70
Depreciation and amortization	approx.	86
EBITDA	approx.	$346 - $366

Restructuring and related costs	approx.	17
Monograph charges	approx.	2
Fiscal 2022 Adjusted EBITDA	approx.	$365 - $385